Exhibit 1.06

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 678-259-8625 scotmcleod@cdcsoftware.com

CDC Games Announces Promotion of
John Huen to Chief Operating Officer

Huen Recognized for Rapid Growth of Key Games
Since Joining Company in July 2007

Beijing, January 24, 2008 — CDC Games, a business unit of CDC Corporation and pioneer of the “free-to-play, pay for merchandise” model for online games in China, today announced the promotion of John Huen to chief operating officer of CDC Games. Huen will report directly to Peter Yip, CEO of CDC Games.

Prior to this appointment, Mr. Huen served as chief operating officer and general manager of Optic Communications, a subsidiary of CDC Games. Optic Communications was acquired by CDC Games in July 2007 and operates some of the most well-known game titles in the company’s portfolio, including Shaiya Online, EVE Online, Shine Online and MIR III. Mr. Huen holds more than 10 years of operating and management experience in the digital content and telecommunications industries in China. Before joining Optic, Mr. Huen managed several subsidiaries and joint ventures of CITIC Pacific Ltd., a telecommunications, media and IT conglomerate.

Huen holds a bachelor of Engineering degree from the University of Hong Kong. In 1992, he was awarded the Swire/Foreign and Commonwealth Scholarship for his master of Philosophy degree in Management Studies at the University of Oxford.

Upon joining CDC Games, Huen took responsibility for the launch and operation of Special Force, the first free-to-play, pay for merchandise FPS (first person shooter) game in China and now one of the company’s best performers. Since its first full month of commercial operation, registered users of Special Force have grown from 2.5 million to over 13.4 million, and average daily revenues have grown by more than 1,000 percent.

“I am every excited to take on this new responsibility at CDC Games,” said Huen. “Our Operations, Distribution and Marketing organizations are establish and proven. I will be focused on improving the efficiency of our launch process for new games and the continued efficient operations of our current games. For our planned games in the pipeline, we will work to repeat the launch success that we have achieved with Special Force. Based on this success, I am confident in our ability to begin our open beta testing and commercial launch of The Lord of the Rings Online™: Shadows of Angmar™ as planned in Q1 and Q2 this year. We are working very closely with Turbine, the creator of The Lord of the Rings Online game, and intend to continue to do so to achieve our mutual goals.”

“John brings the ideal experience and skills we need to help ensure predictable launches of new games and efficient operations of our current games portfolio in China,” added Yip. “He has proven his abilities through the successful launch and operation of Special Force and he now has us well on our way to establishing the operating foundation we need to scale our China operations beyond our single-game beginnings.”

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with more than 120 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force. Launched in July 2007, Special Force has consistently ranked in the Top 10 downloaded games in China and is becoming the top revenue producer for CDC Games. Currently, CDC Games offers six popular MMO online games in China that include: Special Force, Yulgang, Shaiya, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. CDC Games anticipates being able to deploy up to $100 million for CDC Games Studio investments through contributions from CDC affiliated companies, external partners and its internal resources. Through its CDC Games International (CGI) subsidiary, the company has launched its first online game in Japan, Minna de Battle in December 2007, and is planning to launch Lunia Online in the U.S. along with several new games planned for southeast Asia, further strengthening its position as a global publisher of online games. For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the ability of CDC Games to diversify and continue diversifying its revenues, our beliefs regarding the ability of Special Force and our other games’ ongoing ability to contribute to future revenues, the ability to continue momentum and maintain revenue growth, the ability to successfully measure, choose, collect data regarding, and to evaluate, key performance metrics for its games, the ability to successfully grow in key performance areas, the ability to successfully upgrade and release new games and newer versions of existing games and the timeliness thereof, our belief regarding growth trends for our new and existing games, our belief that our operations and launches are efficient, our plans with respect to our games pipeline, our belief in Mr. Huen’s performance, the effectiveness of Mr. Huen’s intended focus on our efficiency, game launch processes and operations, the company and Mr. Huen’s ability to repeat past successes, including those with respect to game launches, our ability to begin open beta testing and commercial launch of Lord of the Rings Online in a timely manner, or at all, our ability to successfully complete open and closed beta tests in the future, our ability to maintain successful commercial performance, average revenue per user and peak concurrent users for Special Force and our other games, our ability to create an operating platform for multiple games either inside or outside of China, our ability to continue to work with Turbine on mutual goals such as Lord of the Rings Online, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to successfully develop, license and market first person shooter and other games; (c) the future growth of the online games industry in the China market and other markets throughout the world; (d) the possibility of launch and development delays; (e) the development of competing products and technology; (f) the continued popularity and player acceptance of Yulgang, Special Force and our other games; (g) the continuation of our contractual and other partners to perform their obligations under agreements with us; and (h) the continued employment of our employees and executives, including Mr. Huen. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.